Exhibit (h.7)

AMENDMENT NO. 1
TO
TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 1 to Transfer Agency and Services Agreement (the “Amendment”) effective as of this 14th day of August, 2008, between Heartland Group, Inc., organized as a corporation under the laws of the State of Maryland (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS had previously entered into that certain Transfer Agency and Services Agreement, dated as of August 13, 2008 (the “Agreement”);

WHEREAS, Section 19 of the Agreement provides that the Agreement may be amended by the parties in writing; and

WHEREAS, the Fund and ALPS wish to amend the Agreement to provide for additional services to be performed by ALPS and to set forth the fees for those additional services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.           Appendix B of the Agreement is hereby amended to add a new subsection (e) as set forth below after the lead-in sentence “In addition, ALPS will perform the following services:” and to re-letter the current subsection (e) as “(f)”:

(e)           (i) Provide via a secure website automated trade surveillance and exception monitoring and reporting to the Fund to assist the Fund in complying with its responsibilities under Rule 22c-2 of the 1940 Act; (ii) provide the Fund with the ability to analyze trading based on Fund parameters; (iii) provide the Fund with the ability to generate monthly or quarterly exception reports, by execution or account, detailing trading patterns that violate Fund parameters; and (iv) provide the Fund with the ability to record and track trading violations as well as Fund research and resolution efforts to assist the Fund with its reporting and monitoring responsibilities; and

2.	Appendix C of the Agreement is hereby amended to add the following fee schedule:

Rule 22c-2 Monitoring Fees

Initial one-time system set-up - $2,500.00
Includes:
•	Connectivity via the Internet
•	Establishment of technical environment for production and pre-production testing
•	One branded web interface
•	Up to 50 CUSIPS to be monitored
•	NSCC connectivity

•	Data conversion and import of dealer and fund information from PowerAgent
•	Four hours of initial training
•	Hosted application setup

Monthly fee - $1,100.00 base + $250 per portfolio1
Includes:
•	ALPS will coordinate setup of reporting thresholds and provide Fund with exception reports on a monthly/quarterly basis
o	Administer the exception reporting process
o	Provide analysis and supporting data from various broker/dealers
o	Request additional information from broker/dealers as needed
•	Importation of the records and files necessary to describe an account transaction
•	NSCC data charges
•	NSCC and PR3 file loaders
•	Up to two years of data storage
•	Maintenance and support

Additional monthly fee - $250.00
This fee is based on ALPS requesting information daily/weekly/monthly and analyzing data once a month.
Includes:
•	ALPS initiating all data requests for all omnibus intermediaries
•	ALPS establishing all market timing rules based on the Fund’s specifications
•	ALPS contacting any market timers identified by the Fund to halt trading when necessary

The Fund agrees to pay the additional fees set forth above for (i) the initial system set-up, (ii) those services set forth in monthly fee and (iii) the additional monthly fee.

3.           Except to the extent expressly amended hereby, the provisions of this Agreement remain in full force and effect.

4.           The provisions of this Amendment shall be construed and interpreted in accordance with the laws of the State of Colorado and the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

5.           This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.           This Amendment to the Agreement and the Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof and thereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

1  Additional fees may be assessed in the event any financial intermediary fails to provide data in the standard NSCC layout.  Therefore, if Clarity needs to build anything special to accommodate any financial intermediary, these costs may be billed back to the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALPS FUND SERVICES, INC.	HEARTLAND GROUP, INC

By: /s/ Jeremy O. May	By: /s/ Paul T. Beste
Name: Jeremy O. May	Name: Paul T. Beste
Title: Managing Director	Title: Vice President and Secretary